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Exhibit 99.1

Specialty Laboratories Implements Restructuring Plan
and Reduction in Workforce

        Santa Monica, Calif., June 18, 2002—Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading research-driven clinical reference laboratory, today announced a reduction in workforce totaling approximately 10% as part of an overall restructuring plan. The plan, involving all areas and levels of the company, is intended to bring cost structure in line with current business needs.

        Specialty anticipates reporting significant one-time charges in the second quarter of 2002 related to (i) the restructuring plan and (ii) costs associated with personnel-licensing and regulatory requirements.

        "The goal of the restructuring is to strengthen Specialty's platform for long-term growth," noted Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories. "We are satisfied that this plan will improve the alignment of Specialty's cost structure with client demand, and we are confident that the steps we have taken are consistent with our continued focus on superior levels of service."

        "Today's announcement marks the latest step taken since my appointment as Chief Executive Officer to streamline decision-making processes and restructure internal lines of responsibility. While the realignment applies to all levels and areas within the organization, reduction in the number of management layers and strengthening of key laboratory management positions is emphasized. In particular, we have successfully expanded our pool of licensed laboratory personnel while significantly reducing our administrative positions. The addition of a Vice President of Sales and certain other laboratory positions will complete our restructuring."

About Specialty

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Specialty's Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning significant one-time charges for the second quarter of 2002, the strengthening of our platform for long-term growth, the improvement in the alignment of our cost structure with client demand and the completion of our restructuring upon the hiring of a Vice President of Sales and other laboratory positions. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 7, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Greg Mann
Director, Corporate Communications
Specialty Laboratories
310-586-7261
gmann@specialtylabs.com

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Specialty Laboratories Implements Restructuring Plan and Reduction in Workforce